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                                                                      EXHIBIT 21

                 AMERICAN HERITAGE LIFE INVESTMENT CORPORATION
                   SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

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SUBSIDIARY                                                     STATE OF INCORPORATION
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
1.   American Heritage Life Insurance Company                         Florida
2.   Florida Associated Services, Inc.                                Florida
3.   American Heritage Service Company                                Florida
4.   Amherst Investment Company                                       Florida
5.   Colonial Reinsurance, Ltd.                                 British Virgin Islands
6.   ERJ Insurance Group, Inc.                                        Florida

subsidiaries of(1):
7.   Associated Insurance Services, Inc.                              Georgia
8.   First Colonial Insurance Company                                 Florida
9.   Fidelity International Company, Ltd.                             Bahamas
10.  St. Johns Bluff Timber Company                                   Florida
11.  AHL Select HMO, Inc.                                             Florida
12.  Columbia Universal Corporation                                   Nevada
13.  Concord Heritage Life Insurance Company                      New Hampshire
14.  Keystone State Life Insurance Company                        Pennsylvania

subsidiary of(2):
15.  Realty Advisors Corporation                                      Florida

subsidiary of(9):
16.  Fidelity International Insurance Company, Ltd.                   Bahamas

subsidiaries of(12):
17.  Columbia Universal Life Insurance Company                         Texas
18.  Columbia Universal Financial Corporation                         Delaware
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